Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Wayne Mackie	Jim Buckley
Executive Vice President, CFO	Executive Vice President
CRA International	Sharon Merrill Associates, Inc.
617-425-3740	617-542-5300

CRA INTERNATIONAL REPORTS FOURTH QUARTER
AND FULL YEAR FISCAL 2007 FINANCIAL RESULTS

Competition Practice and International Demand Drives 14% Revenue Growth in Q4;
One-Time NeuCo Benefit Boosts EPS to $0.89

BOSTON, Mass., January 10, 2008 — CRA International, Inc. (Nasdaq: CRAI), a worldwide leader in providing economic, financial, and management consulting services, today reported financial results for its fourth quarter and fiscal year ended November 24, 2007.

Revenue for the fourth quarter of fiscal 2007 increased 14 percent to $98.7 million from $86.3 million for the fourth quarter of fiscal 2006.  Net income for the fourth quarter of fiscal 2007 was $10.3 million, or $0.89 per diluted share, compared with net income of $6.3 million, or $0.51 per diluted share, for the comparable period of fiscal 2006.  Net income for the fourth quarter of 2007 includes a one-time benefit of approximately $2.1 million, or $0.18 per diluted share, related to the licensing of intellectual property rights by NeuCo, an affiliate of CRA.  Net income for the fourth quarter of 2006 included the effects of two non-recurring expense items totaling approximately $1.4 million, or $0.11 per diluted share.  Weighted average diluted shares outstanding used to calculate earnings per share in the fourth quarter of fiscal 2007 were 11.6 million versus 12.5 million in the fourth quarter of fiscal 2006.

Fiscal 2007 Results

Revenue for fiscal 2007 increased 13 percent to $394.6 million, from $349.9 million in fiscal 2006.  Net income for fiscal 2007 was $32.6 million which included the one-time NeuCo benefit and included a $1.4 million net tax benefit of the Advance Pricing Agreement and effect of trapped losses that was recorded in the second quarter, compared with $27.4 million in fiscal 2006.  Earnings per diluted share were $2.68 in fiscal 2007, compared with $2.24 in fiscal 2006.  Full year fiscal 2006 net income and EPS included the two fourth-quarter expense items totaling $1.4 million, or $0.11 per diluted share.  Weighted average diluted shares outstanding used to calculate earnings per share in fiscal 2007 were 12.1 million, versus 12.3 million in fiscal 2006.

Comments on the Fourth Quarter

“In the fourth quarter, we generated double digit top-line growth with notable increases across a variety of practices and strong contributions from our international operations,” said James C. Burrows, CRA’s president and chief executive officer.  “Competition, Energy & Environment, Chemicals & Petroleum, and Transfer Pricing were the primary growth engines in the quarter.  We are pleased with our continued growth in the fourth quarter, all of which was organic.”

“While our top-line results show growth above 14%, our margins were below historical levels as a result of several factors,” Burrows said.  “For the fourth quarter, employee consultant utilization was 74 percent, below our target range of 76 to 78 percent for the year.   We are currently taking steps to bring our utilization rate back into the 76 to 78 percent range in fiscal 2008.”

“Costs related to our recent infrastructure investments, which included office openings and practice expansions, continued to create a near-term drag on operating margin,” Burrows said.  “SG&A expenses were significantly higher in the quarter related to increases in rent and depreciation and amortization totaling $1.3 million compared with the fourth quarter of 2006, reflecting our new offices, the relocation of our London facilities, and an expansion of our New York office that was reported last quarter.  In addition, performance payments to outside consultants which are included in SG&A expenses increased $1.1 million.  Additionally, year-over-year increases in recruiting, training, and relocation costs totaling $0.5 million and higher indirect travel costs of $0.3 million in the fourth quarter, reflect investments in people and marketing, respectively.  Lastly, a year-over-year rise in the percentage of client reimbursables, which carry little to no mark-up, also reduced both our gross margin and operating income percentage in the fourth quarter of 2007.”

“In December, we began a company-wide review of SG&A costs,” Burrows said.  “This review should identify areas where management can streamline SG&A costs.”

“During the fourth quarter, the Company received a significant one-time benefit from its former majority-owned NeuCo subsidiary in which CRA currently maintains a 36% interest,” Burrows said.  “In early November, NeuCo received $10 million in connection with the licensing of intellectual property rights.  CRA’s after-tax benefit was approximately $2.1 million, or $0.18 per diluted share.”

During the quarter, the Company did not buyback any shares of common stock under its previously announced share repurchase program.  CRA has approximately 585,000 shares of remaining capacity under its existing share repurchase program approved by its Board.

Comments on Fiscal 2007

“Fiscal 2007 was a year of continued stable organic growth for CRA,” continued Burrows.  “For the full year, we grew 13 percent on the strength of senior-staff additions, overseas and domestic office expansions, and further diversification of our suite of offerings and areas of expertise.  We also continued to invest heavily in the international component of our business.  For the year, our international business accounted for 27 percent of our total revenue, up from 24 percent in 2006.  While international work tends to generate lower margins than our domestic business, we believe it affords CRA significant avenues for expansion and represents opportunities for long-term profitable growth as we build density in certain overseas markets.”

Outlook and Financial Guidance

“Based on management’s outlook and current market conditions, we anticipate revenue growth in the range of 10 to 14 percent in fiscal 2008,” Burrows said.  “We expect to achieve annual net income growth in the 6 to 10 percent range, and an EPS growth rate in the range of 10 to 14 percent over fiscal 2007.  Our 2008 net income and EPS guidance percentages are based on our 2007 GAAP reported net income and EPS of $32.6 million and $2.68 per diluted share, respectively, and does not include the impact of any acquisitions or share repurchases.  We are targeting utilization in the 76 to 78 percent range for fiscal 2008.”

The Company’s fiscal 2008 EPS growth estimate assumes an average diluted share count of 11.5 million shares for the year (assuming no further share repurchases in 2008) and a stock price of $47.80, which was derived from the average of the past 10 trading days.  Deviations from this stock price will cause EPS to vary based on share dilution from CRA’s stock options, restricted shares, and convertible bonds.

Conference Call/Webcast Information

CRA International will host a conference call this morning at 9:00 a.m. ET to discuss its fourth-quarter and full-year fiscal 2007 financial results.  To listen to a live webcast of the conference call, please visit the Investor Relations section of CRA’s website, www.crai.com.  CRA’s fourth-quarter and full-year fiscal 2007 conference call also can be heard live by dialing (913) 312-6684 or (888) 765-5579 prior to the start of the call.  A replay of the call also will be available on the Company’s website.

About CRA International

Founded in 1965, CRA International is a leading provider of economic and financial expertise and management consulting services.  Working with businesses, law firms, accounting firms, and governments, CRA is a preferred consulting firm for complex assignments with pivotal and high-stakes outcomes.  The firm is distinguished by a unique combination of credentials: deep vertical experience in a variety of industries; broad horizontal expertise in a range of functional disciplines; and rigorous economic, financial, and market analysis.  CRA offers a proven track record of thousands of successful engagements in regulatory and litigation support, business strategy and planning, market and demand forecasting, policy analysis, and engineering and technology management.  Headquartered in Boston, the firm has sixteen offices within the United States and ten offices in Canada, Europe, the Middle East, and the Asia Pacific region.  Detailed information about CRA is available at www.crai.com.

Statements in this press release concerning the future business, operating results, and financial condition of the Company and statements using the terms “anticipates,” “believes,” “expects,” “should,” or similar expressions, are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  These statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, changes in the Company’s effective tax rate, share dilution from the Company’s convertible debt offering and stock options, dependence on key personnel, attracting and retaining qualified consultants, dependence on outside experts, utilization rates, factors related to its recent acquisitions, including integration of personnel, clients, offices, and unanticipated expenses and liabilities, risks associated with acquisitions it may make in the future, risks inherent in international operations, the performance of NeuCo, changes in accounting standards, rules and regulations, changes in the law that affect its practice areas, management of new offices, the potential loss of clients, dependence on growth of the Company’s business consulting practice, the unpredictable nature of litigation-related projects, the ability of the Company to integrate successfully new consultants into its practice, intense competition, risks inherent in litigation, and professional liability.  Further information on these and other potential factors that could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission.  The Company cannot guarantee any future results, levels of activity, performance or achievement.  The Company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

CRA’s consolidated statements of income and consolidated balance sheets are attached.

CRA INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	November 24,	November 25,	November 24,	November 25,
	2007	2006	2007	2006

Revenues	$98,707	$86,326	$394,645	$349,894
Costs of services	60,931	53,838	246,014	217,398
Gross profit	37,776	32,488	148,631	132,496

Selling, general and administrative expenses	24,508	19,606	99,861	84,545
Income from operations	13,268	12,882	48,770	47,951

Interest and other income (expense), net	225	495	1,735	1,462
Income before provision for income taxes, minority interest, equity method investment gain (loss), and cumulative effect of accounting change	13,493	13,377	50,505	49,413
Provision for income taxes	(5,518)	(6,607)	(19,697)	(21,182)
Income before minority interest, equity method investment gain (loss), and cumulative effect of accounting change	7,975	6,770	30,808	28,231
Minority interest	—	—	—	141
Equity method investment gain (loss), net of tax	2,322	(33)	1,794	(529)
Cumulative effect of accounting change, net of tax	—	(398)	—	(398)
Net income	$10,297	$6,339	$32,602	$27,445

Net income per share:
Basic	$0.96	$0.55	$2.91	$2.40
Diluted	$0.89	$0.51	$2.68	$2.24

Weighted average number of shares outstanding:
Basic	10,754	11,514	11,220	11,418
Diluted	11,585	12,485	12,149	12,272

CRA INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	November 24,	November 25,
	2007	2006

Assets
Cash and cash equivalents	$100,516	$131,570
Accounts receivable and unbilled, net	130,954	110,480
Other current assets	17,498	17,699
Total current assets	248,968	259,749

Property and equipment, net	27,932	25,055
Goodwill and intangible assets, net	159,262	149,539
Other assets	17,759	11,553
Total assets	$453,921	$445,896

Liabilities and shareholders’ equity
Current liabilities	$98,762	$99,726
Long-term liabilities	104,077	97,394
Total liabilities	202,839	197,120

Total shareholders’ equity	251,082	248,776
Total liabilities and shareholders’ equity	$453,921	$445,896